EXHIBIT 8.2


                    [LETTERHEAD OF CRAVATH, SWAINE & MOORE]

                                                  March 27, 2001


                      Agreement and Plan of Share Exchange
                           Dated as of July 15, 2000,
                     By and Between The AES Corporation and
                             IPALCO Enterprises, Inc.

Dear Sirs:

               We have acted as counsel for IPALCO Enterprises, Inc., an Indiana corporation ("IPALCO"), in connection with the mandatory share exchange (the "Exchange") whereby all of the issued and outstanding shares of common stock, no par value, of IPALCO shall be acquired by The AES Corporation, a Delaware corporation ("AES") in exchange for shares of validly issued, fully paid and nonassessable common stock, par value $.01 per share of AES pursuant to an Agreement and Plan of Share Exchange, dated as of July 15, 2000, by and between IPALCO and AES (the "Exchange Agreement").

               In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Exchange. In providing our opinion, we have examined the Exchange Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement and Prospectus of IPALCO and AES (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Exchange will be consummated in accordance with the provisions of the Exchange Agreement and the Registration Statement, (ii) the statements concerning the Exchange set forth in the Exchange Agreement and the Registration Statement are true, complete and correct,
(iii) the representations made by IPALCO and AES, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Exchange Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Exchange is consummated in a manner that is different from the manner in which it is described in the Exchange Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

               Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Exchange will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) IPALCO and AES will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

               Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Exchange, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. In addition, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Exchange.

               This opinion is being provided solely for the benefit of IPALCO. No other person or party shall be entitled to rely upon this opinion. We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                        Very truly yours,

                                        /s/ Cravath, Swaine & Moore


IPALCO Enterprises, Inc.
One Monument Circle
Indianapolis, IN 46204